NEWSLINE
                      MACDERMID, INCORPORATED

Waterbury Ct. 06720-9984 Tel. (203) 575-5700 Offices located worldwide.

                          PRESS RELEASE

Contact:  Daniel H. Leever
          (203) 575-7907

               MACDERMID ACQUIRES DIVISION OF HERCULES

Waterbury, Connecticut, December 5, 1995. MacDermid, Incorporated (NASDAQ-MACD) today announced that it has completed the acquisition of the Electronics and Printing Division from Hercules Incorporated for $100 million cash and $30 million in preferred stock.

MacDermid has established a new entity, MacDermid Imaging Technology, Inc., located in Wilmington, Delaware led by Patricia I. Janssen,
President.

MacDermid President and CEO Daniel H. Leever says, "We are enthusiastic about the potential for growth associated with this acquisition. We are adding a team of outstanding people with an established track record. Important additions to our product line will include Aqua Mer (Registered Trademark) dry film photoresist which will strengthen our position in imaging systems for printed circuit boards, and the Merigraph (Registered Trademark) liquid photopolymer printing plate system that offers a strategic business expansion opportunity."

The acquired business has annual sales of $70 million, split evenly between photoresists, used to imprint electrical patterns on circuit boards, and photopolymer printing, which reproduces quality graphics on package printing and in-store displays.

MacDermid is an international specialty chemical company serving the printing, metal finishing, and electronics industries, based in Waterbury, Connecticut.



                             NASDAQ-MACD          CUSIP-554373 10 2

December 5, 1995